Exhibit 10.97

Sale and Purchase Agreement

by and among

Nuburu Inc.

and

Nuburu Subsidiary LLC

and

Paola Zanzola

and

Alessandro Sala

Table of contents

1.	Definitions	3
2.	Rules of construction and interpretation	11
3.	Object	13
4.	Nuburu payments on behalf of Nuburu Subsidiary	13
Section I – the Acquisition		13
5.	Acquisition	13
5.2	Consideration of the Acquisition	14
5.3	Locked Box	15
5.4	Earn out	19
5.5	No other modification of the Consideration	21
6.	Conditions Precedent	21
6.2	Obligations of the Parties with respect to the Due Diligence Condition	22
6.3	Other provisions	23
7.	Break-up fee	23
8.	Interim management	23
9.	Closing	26
9.1	Place and date of the Closing	26
9.2	Actions and deliveries at Closing	26
9.3	One transaction	28
9.4	Completion manners	28
9.5	No novative effect	28

Section II – Representation and Warranties		29
10.	Representations and warranties of the Sellers	29
10.1	General	29
10.2	Exclusions and limitations	30
10.3	Handling of claims	33
11.	Representation and Warranties of Nuburu and Nuburu Subsidiary	35
11.4	Indemnification obligations of Nuburu and Nuburu Subsidiary	36
Section III – Management and other provision relating to the Company		37
12.	Business Plan	37
13.	Management of the Company	37
14.	Company financing	38
Section V - Miscellaneous provisions		40
15.	Survival	40
16.	Joint and Several Liability of the Sellers	40
17.	Waiver	40
18.	Entire agreement	41
19.	Novation and Superseding Effect	41
20.	Confidentiality	41
21.	Announcements	42
22.	Assignment prohibited	42
23.	Notices	42
24.	Further assurances	43

25.	Taxes and other expenses	43
26.	Severability	44
27.	Applicable Law and Disputes resolution	44
27.1	Applicable Law	44
27.2	Competent Court	44

Schedules

Schedule 1.1(x)	Business Plan
Schedule 1.1(lxxvii)	Permitted Leakage
Schedule 5.2.1(ii)	Note
Schedule 5.4.1	Earn Out
Schedule 9.2.1(a)(iii)	Employment Agreement
Schedule 9.2.1(b)(i)	Form of letter of resignation
Schedule 10.1.1	Representations and Warranties of the Sellers

Sale and Purchase Agreement

by and between

Nuburu Inc., a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in 44 Cook Street, Suite 100, Denver, CO 80206, United States of America, registered with the State of Delaware under No. 7992754, whose shares are listed on the New York Stock Exchange, duly represented by Dario Barisoni, as Co-CEO (“Nuburu”);

and

Nuburu Subsidiary LLC, a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in 44 Cook Street, Suite 100, Denver, CO 80206, United States of America, duly represented by Dario Barisoni (“Nuburu Subsidiary” or the “Purchaser”);

on the one side

Paola Zanzola, an Italian citizen, born in Vigevano (PV), on 25 June 1978, Italian tax code ZNZPLA78H65L872Z (“PZ”), married under the separate property regime (regime di separazione dei beni);

and

Alessandro Sala, an Italian citizen, born in Vigevano (PV), on 6 November 1977, Italian tax code SLASNZZS06L872X (“AS” and together with PZ, the “Lyocon Quotaholders” or the “Sellers”), married under the separate property regime (regime di separazione dei beni);

on the other side

(Nuburu, Nuburu Subsidiary, PZ and AS, jointly, the “Parties” and each a “Party”).

Whereas

A. Nuburu and the group headed by it (the “Nuburu Group”) engaged in the development and manufacturing of industrial blue laser technology and are currently expanding into other sectors including security, critical infrastructure resilience and advanced technological innovation also through internal innovation and strategic acquisitions.

B. Lyocon S.r.l. is a limited liability company established under the laws of Italy engaged in the design, development, and production of laser sources and systems, both standard and customized, intended for various industrial sectors (the “Company” or “Lyocon”).

C. Nuburu Subsidiary is a company entire controlled by Nuburu, engaged in the research and development, production and commercialization of laser and blue laser products sector.

D. As the date hereof, the corporate capital of Lyocon is currently held as follows:

(i) PZ holds a quota representing the 50% (fifty per cent) of the corporate capital of Lyocon; and

(ii) AS holds a quota representing the 50% (fifty per cent) of the corporate capital of Lyocon; (each of such quotas the “Relevant Percentage”);

the Company is currently managed by a board of directors composed of No. 2 (two) members, namely: PZ and AS.

E. During the previous months, the Parties evaluated and discussed a potential transaction consisting of the acquisition by the Nuburu Group, possibly through Nuburu Subsidiary, of the entire corporate capital of the Company (the “Transaction”). The Transaction is aimed at creating synergies between Nuburu and Lyocon, with the objective of enhancing and developing the Nuburu’s technological capabilities and support the development of new business opportunities in the blue laser sector.

F. Therefore, in order to implement the Transaction, on 28 November 2025, Nuburu and Nuburu Subsidiary, on one side, and PZ and AS, on the other side, entered into a head of terms (the “HoT”) establishing the main terms and conditions of the Transaction and, among others:

(i) the acquisition of the entire corporate capital of the Company (the “Acquisition”) by the Purchaser for a purchase consideration that shall be subject to potential adjustments depending on the outcome of the Due Diligence (as defined below);

(ii) the granting by Nuburu or Nuburu Subsidiary of a ring fenced committed quotaholder loan or, at only discretion of Nuburu Subsidiary, a capital increase, for a total amount of USD 1,000,000.00 (onemillion//00);

(iii) the terms and conditions of the management of the Company, including the involvement of PZ and AS as managers of the Company; and

(iv) the terms and conditions of the Management Incentive Plan in favour of PZ and AS (as defined below).

G. Apart from 15 December 2025, Nuburu is carrying out a legal, commercial, financial and tax due diligence on the Company through the review of the documentation made available by the Lyocon Quotaholders (the “Due Diligence”), which is currently ongoing and is expected to be completed by the mid of January 2026.

H. In consideration of the foregoing and the mutual covenants and agreements contained herein, this sale and purchase agreement (the “Agreement”) is entered by and between the Parties to define and regulate the terms, conditions, rights and obligations governing the implementation and completion of the Transaction.

Now therefore, in consideration of the premises and mutual promises herein contained, the Parties hereby agree as follows:

1. Definitions

1.1 In addition to the other terms defined elsewhere in this Agreement, for the purpose of same, the following words and terms shall have the meaning ascribed to them herein below:

(i) “AS” has the meaning set forth in the heading.

(ii) “AS Quota” has the meaning set forth in the Paragraph 5.1.1(ii).

(iii) “Accounting Principles” means, in the preparation of the relevant financial statements and unless otherwise stated, the Italian GAAP or USA GAAP (as the case may be) as referred to by the applicable Law.

(iv) “Acquisition” has the meaning set forth in the Whereas F(i)

(v) “Affiliate” means any Person controlling, is controlled by, or under common control with, the relevant Person; it being understood that, for the purpose of this definition, a Person shall be deemed to “control” another Person if it controls such Person within the meaning of Article 2359, paragraph 1, No. 1 and 2 of the Civil Code.

(vi) “Agreement” has the meaning set forth in the Whereas H.

(vii) “Authority” means any international, supranational, European or non-European, national, state, municipal or local governmental, regulatory, legislative or administrative body or authority (including, without limitation, any Tax authority), court or arbitrator, central bank, agency, registry, office or commission, exercising an executive, legislative, judicial, regulatory, administrative or other governmental function.

(viii) “Authorization” means any approval, consent, permit, license, certificate, waiver, exemption or other authorization, whether express or implied (i.e. the lapse of a prescribed time at the end of which, without an objection being made, the authorization will be deemed granted) issued by or under the authority of any Authority or pursuant to any applicable Law.

(ix) “Business Day” means any calendar day other than Saturdays, Sundays and any other days on which credit institutions are authorized to close in the city of Milan (Italy).

(x) “Business Plan” means the business plan relating to the Company for the period 2026/2030 agreed upon by the Parties a copy of which is attached under Schedule 1.1(x).

(xi) “Business Warranties” means the representations and warranties set forth in the Schedule 10.1.1 other than the Fundamental Warranties (as defined below).

(xii) “Cash Consideration” has the meaning set forth in the Paragraph 5.2.1(i).

(xiii) “Civil Code” means the Italian Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

(xiv) “Claim of Indemnity” has the meaning set forth in the Paragraph 10.3.1.

(xv) “Closing” means the sale and purchase of the Quota and, in general, the execution and exchange of all documents and the performance and consummation of all actions and transactions, respectively required to be executed and exchanged and performed and consummated on the Closing Date pursuant to this Agreement.

(xvi) “Closing Date” means the date agreed by the Parties and in any case within 18 January 2026.

(xvii) “Company” or “Lyocon” has the meaning set forth in the Whereas B.

(xviii) “Company’s Contractors” has the meaning set forth in the Paragraph 21.4 of the Schedule 10.1.1.

(xix) “Company’s Employees” has the meaning set forth in the Paragraph 21.1 of the Schedule 10.1.1.

(xx) “Conditions Precedent” has the meaning set forth in the Paragraph 6.1.1.

(xxi) “Consideration” has the meaning set forth in the Paragraph 5.2.1.

(xxii) “Control” has the meaning set forth under Article 2359, paragraph 1, No. 1 and 2, of the Civil Code.

(xxiii) “Data Protection Laws” means (i) all Laws relating to data protection and privacy which are from time to time applicable to the Company (or part of its business), including the General Data Protection Regulation (EU) 2016/679 and all related applicable Laws, regulations and secondary legislation, including Legislative Decree no.196 of June 30, 2003, as further amended and supplemented (also by means of Legislative Decree no. 101 of August 10, 2018), and (ii) all applicable binding advice, guidance, prescriptions or measures issued by any competent Authority on or relating to data protection, including the controlling and processing of personal data, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

(xxiv) “Decree 231” has the meaning set forth in the Paragraph 18.2 of the Schedule 10.1.1.

(xxv) “Deferral Consideration” has the meaning set forth in the Paragraph 5.2.1(ii).

(xxvi) “Direct Claim” has the meaning set forth in the Paragraph 10.3.1.

(xxvii) “Disagreement Earn Out Notice” has the meaning set forth in the Paragraph 5.4.6.

(xxviii) “Disagreement Notice” has the meaning set forth in the Paragraph 5.3.7(ii).

(xxix) “Disputed Matters” has the meaning set forth in the Paragraph 5.4.6.

(xxx) “Due Diligence” has the meaning set forth in the Whereas G.

(xxxi) “Due Diligence Condition” has the meaning set forth in the Paragraph 6.1.1(ii).

(xxxii) “Earn Out” has the meaning set forth in the Paragraph 5.4.1.

(xxxiii) “Earn-Out Payment Date” has the meaning set forth in the Paragraph 5.4.9.

(xxxiv) “Employment Agreement” has the meaning set forth in the Paragraph 9.2.1(a)(iii).

(xxxv) “Encumbrances” means any security interest, easement, usufruct, charge, pledge, mortgage, encumbrance, seizure, privilege, lien or third-party right restricting, in any manner, the ownership or the transferability of an asset of any kind whatsoever.

(xxxvi) “Environmental Laws and Health and Safety Laws” means all Laws (as defined below) (including but not limited to the Italian Legislative Decree n. 152/2006 (“Codice dell’Ambiente”) and any connected Law), measures of all orders and degrees, and administrative prescriptions concerning environmental protection including, without limitation, the Laws relating to the soil and groundwater contamination, waste storage and disposal, PCB/CFC, asbestos and underground materials, acoustic impact, environmental impact assessment and environmental strategy assessment, claims, environmental audits as well as the Laws concerning industrial emissions and pollution human health, safety at work and health (including COVID-19 related measures) or hygiene and fire prevention, issued by any Authority.

(xxxvii) “Execution Date” means the date of the subscription of this Agreement by all the Parties.

(xxxviii) “Expert” means an international independent auditing firm of primary standing chosen by mutual agreement between the Parties among the so called “Big Four”, if the Parties fail to reach an agreement within 10 (ten) Business Days from the request of the most diligent Party, the Expert will be designated by the President of the Court of Milan upon request of the most diligent Party.

(xxxix) “Extraordinary Transaction” has the meaning set forth in the Paragraph 12.1 of the Schedule 10.1.1.

(xl) “Finance Agreements” has the meaning set forth in the Paragraph 19.1 of the Schedule 10.1.1.

(xli) “Financial Statements” has the meaning set forth in the Paragraph 5.4.2.

(xlii) “Former Contractors” has the meaning set forth in the Paragraph 21.10 of the Schedule 10.1.1.

(xliii) “Former Employees” has the meaning set forth in the Paragraph 21.10 of the Schedule 10.1.1.

(xliv) “Fundamental Warranties” means the representations and warranties set forth (i) in the Paragraph 1, 2, 3 of the Schedule 10.1.1 and (ii) in the Paragraph 11.2 of this Agreement.

(xlv) “Funder” has the meaning set forth in the Paragraph 14.1.1.

(xlvi) “Funding” has the meaning set forth in the Paragraph 14.1.1(ii).

(xlvii) “HoT” has the meaning set forth in the Whereas F(i).

(xlviii) “Intellectual Property Rights” means, collectively, all registered or unregistered, whether owned, or legitimately used, or licensed, trademarks, trade names, corporate names, service marks, service names, brand names, logos, designs, domain names, phrases and other identifications, patents, patents applications, models, copyrights, all technical documentation, technology, inventions, trade secrets, designs, recipes, formulas, manufacturing documentation, new product development, product specifications, technology, software (other than generic off-the shelf software), other know-how, right in data base and other intellectual property rights or similar rights on intangible assets (in each case whether registered or unregistered, and including any applications to register any of the foregoing).

(xlix) “Interim Period” has the meaning set forth in the Paragraph 5.3.1(ii).

(l) “Insurance Policy” has the meaning set forth in the Paragraph 22.1 of the Schedule 10.1.1.

(li) “IT System” has the meaning set forth in the Paragraph 17.1 of the Schedule 10.1.1.

(lii) “Law” means any US, Italian, international, supranational, European Union, national, regional or local statute, law, ordinance, legislation, rule, directive, regulation, technical regulation, order, judgment, decree, injunction or other legally binding obligation imposed by an Authority, that is binding on the Person referred to in the context in which such word is used.

(liii) “Leakage” means, except for the Permitted Leakage, any of the following payments, actions or transactions made by the Company (for clarity, any double counting being excluded) during the period between (and including) the Locked Box Date up to the Closing Date (including):

(1) the resolution, declaration, payment or distribution of profits or reserves and/or any other type of distribution (whether in cash or in kind), and/or return of capital (including by way of a reduction thereof) made or paid by the Company to, or for the benefit of, any of the Sellers and/or their respective Related Parties, including – for the avoidance of doubt – the payment of any management, monitoring, service or other charges, fees, costs or other sums;

(2) any sale and purchase, transfer of assets, other disposal or assignment or other benefits granted or made, or agreed to be made or granted, by the Company to, or for the benefit of, any of the Sellers and/or their respective Related Parties;

(3) any waiver or forgiving by the Company of any amount due, at whatsoever title, to, or of any obligation undertaken towards, the Company by any of the Sellers and/or their respective Related Parties (including, for the avoidance of any doubt, on the basis of employment relationships);

(4) any assumption of indebtedness, liability, undertaking to indemnify or release of liability by the Company for the benefit of any of the Sellers and/or their Related Parties;

(5) any payment (including in respect of management fee or service charge or cost or expense reimbursement or any gratuitous payment (including increased pension contributions)) or other compensation made by the Company to any Sellers and/or their respective Related Parties;

(6) any payment of extraordinary bonus (including any transaction, retention or similar bonuses), monitoring fee, supervisory fee or service charge by the Company to, or for the benefit of the management and/or directors and/or employees of the Company, in connection with, or however arising from, the completion of the Transaction;

(7) any payment of bonuses to the Sellers;

(8) any payment of any fees, costs or expenses incurred or reimbursed by, or charged (or to be charged) made by the Company in connection with or arising from the Transaction (including fees, costs and expenses to advisers, consultants, professional intermediaries, data room provider and/or bankers of the Company or fees, costs and expenses in relation to the process leading to the entering into of this Agreement);

(9) any guarantee, indemnity, surety or encumbrances of any nature given by the Company to cover commitments or liabilities or debts or obligations of any of the Sellers and/or their Related Parties;

(10) the entering into of any transaction between the Company and any of the Sellers and/or their Related Parties;

(11) any commitment or agreement or obligation to which the Company is a party aimed at carrying out any of the activities listed in the preceding points;

(12) any Tax paid or reasonably expected to be actually paid by the Company as a consequence of the matters referred to in items from (1) to (11) above;

For clarity, the amount of any Leakages will be calculated net of any Tax benefit that is actually recovered or is reasonably expected to be actually recovered by the Company as a consequence of any of the abovementioned Leakages, it being understood that (i) no fee, cost or expense relating to the Transaction will be charged to the Company if the relevant activity has been carried out in favour of the Sellers or their Related Parties, and (ii) the Sellers acknowledge that no tax benefit applies to the fee, cost or expense mentioned under (i).

(liv) “Leakage Claim” has the meaning set forth in the Paragraph 5.3.6.

(lv) “Lease Agreement” has the meaning set forth in the Paragraph 13.2 of the Schedule 10.1.1.

(lvi) “Leased Property” has the meaning set forth in the Paragraph 13.2 of the Schedule 10.1.1.

(lvii) “License Agreement” has the meaning set forth in the Paragraph 16.3 of the Schedule 10.1.1.

(lviii) “Locked Box Date” means 28 November 2025.

(lix) “Long Stop Date” means 28 February 2026.

(lx) “Loss” means any costs, expenses or damages pursuant to Article 1223 of the Civil Code, including any other loss or indirect, consequential and punitive damage.

(lxi) “Lyocon Quotaholders” has the meaning set forth in the heading.

(lxii) “Material Relationships” has the meaning set forth in the Paragraph 20.2 of the Schedule 10.1.1.

(lxiii) “Material Adverse Change“ has the meaning set forth in the Paragraph 6.1.1(i).

(lxiv) “Material Adverse Findings” has the meaning set forth in the Paragraph 6.1.1(ii).

(lxv) “Management Incentive Plan” means the management incentive plan to be entered into and executed by and between the company and PZ and AS, as Managers (as defined below) of the Company, according to the main terms and condition in the form attached to the Employment Agreement.

(lxvi) “Movable Assets” has the meaning set forth in the Paragraph 14.1 of the Schedule 10.1.1.

(lxvii) “Notary” has the meaning set forth in the Paragraph 9.1.1.

(lxviii) “Notified Leakages” has the meaning set forth in the Paragraph 5.3.3.

(lxix) “Notified Leakage Amount” has the meaning set forth in the Paragraph 5.3.3.

(lxx) “Notified Leakage Communication” has the meaning set forth in the Paragraph 5.3.3.

(lxxi) “Note” has the meaning set forth in the Paragraph 5.2.1(ii).

(lxxii) “Nuburu” has the meaning set forth in the heading.

(lxxiii) “Nuburu Group” has the meaning set forth in the Whereas A.

(lxxiv) “Nuburu Subsidiary” has the meaning set forth in the heading.

(lxxv) “Outstanding Leakage” has the meaning set forth in the Paragraph 5.3.5.

(lxxvi) “Party” has the meaning set forth in the heading.

(lxxvii) “Permitted Leakage” means any amounts paid or payable by the Company set forth under the Schedule 1.1(lxxvii).

(lxxviii) “Person” means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

(lxxix) “Purchaser” has the meaning set forth in the heading.

(lxxx) “Purchaser’s Earn-Out Notice” has the meaning set forth in the Paragraph 5.4.5.

(lxxxi) “PZ” has the meaning set forth in the heading.

(lxxxii) “PZ Quota” has the meaning set forth in the Paragraph 5.1.1(i).

(lxxxiii) “Quotaholder Capital Increase” has the meaning set forth in the Paragraph 14.1.1(ii).

(lxxxiv) “Quotaholder Exit” has the meaning set forth in the Paragraph 12.1 of the Schedule 10.1.1.

(lxxxv) “Quotaholder Loan” has the meaning set forth in the Paragraph 14.1.1(i).

(lxxxvi) “Related Parties” means any related parties of a determined person, as defined pursuant to the IAS 24.

(lxxxvii) “Relevant Intellectual Property” has the meaning set forth in the Paragraph 16.1 of the Schedule 10.1.1.

(lxxxviii) “Relevant Percentage” has the meaning set forth in the Whereas E.

(lxxxix) “Relevant Seller” has the meaning set forth in the Paragraph 5.3.2(i).

(xc) “Representations and Warranties of Nuburu and Nuburu Defense” has the meaning set forth in the Paragraph 11.1.

(xci) “Representations and Warranties of the Sellers” has the meaning set forth in the Paragraph 10.1.1.

(xcii) “Reverse Termination Fee” has the meaning set forth in the Paragraph 7.1.1.

(xciii) “Sellers” has the meaning set forth in the heading.

(xciv) “Tax” or “Taxes” means any and all forms of direct and indirect taxation, including, without limitation, income tax, regional tax, capital gains tax, substitute tax on financings, development land tax, real estate tax, inheritance tax, value added tax, capital duty, stamp duty, transfer tax, registration tax, duties of customs and excise, and – in general – all taxes, duties or charges, including those replaced by or replacing any of the above mentioned taxes or their equivalent, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

(xcv) “Third-Party Claim” has the meaning set forth in the Paragraph 10.3.1.

(xcvi) “Transaction” has the meaning set forth in the Whereas E.

(xcvii) “Transferred Quotas” has the meaning set forth in the Paragraph 5.1.1(ii).

2. Rules of construction and interpretation

2.1 The definitions set forth or referred to in the Paragraph 1 of this Agreement shall apply equally to both the singular and plural forms of the defined terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement (including the Schedules thereto) in its entirety and not to any part thereof, unless the context otherwise requires.

2.2 All references herein to Articles, Paragraphs and Schedules shall be deemed as references to Articles and Paragraphs of, and Schedules to, this Agreement unless the context otherwise requires.

2.3 Recitals of, and Schedules to, this Agreement constitute an integral and essential part of this Agreement.

2.4 The table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

2.5 The obligation of a Party to use “best efforts” or “best endeavours” to accomplish an objective shall be construed as an obligation to timely take all reasonable actions (which may include, where necessary, the adoption of the appropriate corporate resolutions) that a diligent party would be expected to take in its own interest in order to achieve such objective (obbligazione di mezzi), and not as an absolute obligation to ensure that such objective is, in fact, accomplished (obbligazione di risultato).

2.6 The words “shall cause” or “shall procure that” (or any similar expression) and, in general, any reference to actions to be taken (or not taken) by a Person which is not a Party to this Agreement shall be construed as a “promessa dell’obbligazione o del fatto del terzo” in accordance with the Article 1381 of the Civil Code.

2.7 The stipulations in favour of third parties shall be deemed to be made pursuant to the Article 1411 of the Civil Code.

2.8 Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

2.9 Where an Italian term or expression has been added into brackets after an English term or expression in this Agreement, the Italian term shall be conclusive in interpreting the relevant English term whenever such term is used in this Agreement.

2.10 Any interests accruing under this Agreement shall be computed based on the number of days actually elapsed divided by 365 (three hundred sixty-five).

3. Object

3.1 By this Agreement, the Parties intend to regulate the terms and condition regarding the Transaction and in particular:

(i) Section I, the Acquisition of the Company by the Purchaser;

(ii) Section II, the representations and warranties released by the Lyocon Quotaholders and Nuburu and Nuburu Subsidiary (as the case may be);

(iii) Section III, the management of, and other provisions relating to, the Company;

(iv) Section IV, the miscellaneous provisions.

4. Nuburu payments on behalf of Nuburu Subsidiary

4.1 Without prejudice to the provisions expressly set forth by this Agreement, the Parties acknowledge and agree that Nuburu shall have the right, at its sole discretion, to execute in favour and on behalf of Nuburu Subsidiary any payments obligations to be fulfilled by Nuburu Subsidiary, in any manner whatsoever (including but not limited to payment in kind and/or by way of compensation) under this Agreement - which therefore shall be deemed as executed by Nuburu Subsidiary - by virtue of a payment delegation (delegazione di pagamento) or other similar modalities or mechanisms under applicable Law. Accordingly, upon completion of the Transaction under this Agreement: (i) Nuburu Subsidiary shall acquire the Transferred Quotas; and (ii) Nuburu Subsidiary shall be released from any payment obligations towards the Sellers which has already been performed by Nubury towards the Sellers.

Section I – the Acquisition

5. Acquisition

5.1.1 On and subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(i) PZ shall sell and transfer to Nuburu Subsidiary, and Nuburu Subsidiary shall purchase from PZ, against the payment by Nuburu of the Consideration (as defined below), the stake representing the 50% (fifty per cent) of the corporate capital of the Company (the “PZ Quota”), free and clear from any Encumbrances.

(ii) AS shall sell and transfer to Nuburu Subsidiary, and Nuburu Subsidiary shall purchase from AS, against the payment by Nuburu of the Consideration, the stake representing the 50% (fifty per cent) of the corporate capital of the Company (the “AS Quota” and, jointly with the PZ Stake, the “Transferred Quotas”), free and clear from any Encumbrances.

5.1.2 Pursuant to Article 1316 of the Civile Code, the Transferred Quotas shall be conventionally considered as a single and indivisible object. In no event, therefore, shall there be any sale of only part of the Transferred Quotas. Consequently, Nuburu Subsidiary shall not be obliged to complete the Acquisition unless the purchase of all the Transferred Quotas is completed simultaneously in accordance with this Agreement.

5.2 Consideration of the Acquisition

5.2.1 The Parties (without prejudice to the Earn-Out set under the following Paragraph 5.4) have agreed that the purchase price for the Acquisition shall be USD 2,000,000.00 (two million /00) (the “Consideration”), which shall be paid by Nuburu to Lyocon Quotaholders as follows:

(i) USD 750,000.00 (seven hundred and fifty thousand/00) by cash, to be corresponded to Lyocon Quotaholders pro quota (according to the Relevant Percentage) on Closing Date in immediately available funds by wire transfer to the bank accounts that shall be communicated to Nuburu and Nuburu Subsidiary by Lyocon Quotaholders in due time before the Closing Date (“Cash Consideration”);

(ii) USD 1,250,000.00 (one million two hundred fifty thousand/00) (the “Deferral Consideration”) to be corresponded pro quota (according to the Relevant Percentage) in kind, through the issuance by Nuburu or Nuburu Subsidiary at Closing Date in favour of PZ and AS of a convertible notes which give to their holders the right to receive a number of Nuburu common shares at the substantial terms and condition set forth in the form of the convertible note attached thereto sub Schedule 5.2.1(ii) (the “Note”). It being understood and agreed upon by the Parties that (x) the Nuburu common shares which will be assigned as payment of the Deferral Consideration shall be subject to orderly sale (vendita ordinata) customary provisions as set forth in the Note; (y) the Note that shall be transferable to entitles wholly owned by the Sellers.

5.2.2 Any failure by Nuburu to duly pay or settle any amount due under the Note on its maturity date, or any other Event of Default (as defined under the Note) which remains uncured for more than 30 (thirty) days, shall constitute a breach of this Agreement. In such case the Sellers shall be entitled to seek any remedies available under this Agreement and under Italian Law for the compensation of the relevant damages, without prejudice to their rights under the Note.

5.3 Locked Box

5.3.1 The Consideration is determined taking into consideration that the Sellers jointly:

(i) represent and warrant to Nuburu and Nuburu Subsidiary that, from the Locked Box Date (excluded) to (and including) the Execution Date, no Leakage, other than any Notified Leakages (as defined below) has occurred; and

(ii) undertake to procure that, from (and excluding) the Execution Date until (and including) the Closing Date (the “Interim Period”), there will be no Leakage, other than any Notified Leakages (as defined below).

5.3.2 The Parties agree that the amount of any possible Leakage - other than the Notified Leakages as defined below - (definitively ascertained pursuant to the following provisions) shall be exclusively:

(i) deducted from the portion of the Consideration (including both the Cash Consideration and Deferral Consideration) due to the Seller(s) who (or whose Related Party(ies)) has benefitted of the relevant Leakage (the “Relevant Seller”) in the following order of priority:

(a) first, as far as it is possible, against the Cash Consideration payable to such Relevant Seller on a USD per USD basis until such Cash Consideration is reduced to 0 (zero);

and any remaining Leakage amount, at sole discretion of Nuburu and Nuburu Defense:

(b) shall reduce the Deferral Consideration payable to such Relevant Seller in accordance with the terms and conditions set forth in the Note;

(c) shall be paid by the Relevant Seller to the Purchaser,

(d) shall be paid by the Relevant Seller to the Company,

provided that, in case of a Leakage is not attributable to a specific Seller or to its Related Parties, each Seller shall be deemed to have benefitted from any such Leakage pro quota and hence all the Sellers shall be deemed to be a “Relevant Seller” and the liability for any such Leakage shall be allocated pro quota between the Sellers.

5.3.3 One of the Sellers (also on behalf of the other Seller) shall notify Nuburu and Nuburu Subsidiary as soon as practicable upon becoming aware that any Leakage has occurred from the Locked Box Date until and including the Closing Date, specifying the nature of the Leakage (the “Notified Leakages”), the relevant amount and the amount of the relevant Notified Leakage (the “Notified Leakage Amount” and the “Notified Leakage Communication”).

5.3.4 For the sake of clarity, the Parties acknowledge that Nuburu and/or Nuburu Subsidiary will in any case be entitled to challenge the contents of the Notified Leakage Communication (thus the Notified Leakages and/or the Notified Leakage Amount) after the Closing Date pursuant to Paragraph 5.3.6 below.

5.3.5 If any Leakage (including – for the avoidance of any doubt – those Leakages which were not included for their full amount in the Notified Leakage Communication), has occurred or occurs in the period from (and excluding) the Locked Box Date until (and including) the Closing Date but was not deducted or withheld (as the case may be) from the Consideration as Notified Leakage, subject to the Closing having taken place, each

Relevant Seller shall pay, by way of indemnification on a USD per USD basis with no application of de minims, cap or other limitations, to Nuburu or, if so instructed by Nuburu, the Company the full amount of any Leakage so benefitted by the same Relevant Seller (or by any of their Related Party, as the case may be) that has not already been deducted or withheld (as the case may be) from the Consideration paid by Nuburu on the Closing Date to the same Relevant Sellers, in accordance with the timing and procedure set forth in Paragraph 5.3.6 below (any such Leakage not so deducted, an “Outstanding Leakage”).

5.3.6 Following the Closing, Nuburu or Nuburu Subsidiary shall notify to the Relevant Seller(s) in writing – by and not later than 6 (six) months following the Closing Date under penalty of forfeiture – (i) any challenge to the Notified Leakages and Notified Leakage Amount; and (ii) if any Outstanding Leakage has occurred in the period from (and excluding) the Locked Box Date up to the Closing Date and the relevant amount(s), including all reasonably necessary and available written supporting evidence thereof (the “Leakage Claim”).

5.3.7 Within 30 (thirty) Business Days from the receipt of the relevant Leakage Claim, the Relevant Seller(s) shall, alternatively:

(i) pay to Nuburu, on a USD per USD basis, the amount indicated in the Leakage Claim pursuant to Paragraph 5.3.6; or

(ii) in case of disagreement with the Leakage Claim, deliver to Nuburu or Nuburu Subsidiary a written notice of disagreement, setting forth, in reasonable detail, the reasons of its/their dissent in respect of the Leakage Claim including all necessary written supporting evidence thereof in its/their possession (the “Disagreement Notice”).

5.3.8 If the Relevant Seller does not send a Disagreement Notice within the above 30 (thirty) Business Days term from receipt of the Leakage Claim, then the Leakage Claim shall be deemed irrevocably accepted by the Relevant Seller.

5.3.9 Should the Relevant Seller(s) deliver a Disagreement Notice pursuant to Paragraph 5.3.7(ii) above, Nuburu or Nuburu Subsidiary and the Relevant Seller(s) shall meet in order to amicably settle the dispute and, (a) if an agreement regarding the disputed matters and so the amount of the Leakages (if any), then the amount of the Leakages shall be final and binding between the Parties as provided in the above agreement, or (b) if no agreement is reached within 15 (fifteen) Business Days from the date of the first meeting between the Parties, the relevant dispute will be referred to the Expert by the most diligent Party.

5.3.10 The Expert shall be instructed to act on the following basis:

(i) it shall act as expert (arbitratore), pursuant to Article 1349, first paragraph, and 1473, first paragraph of the Civil Code. Any decision of the Expert may be based on its equitable evaluation (equo apprezzamento e non con mero arbitrio), pursuant to Article 1349, first paragraph, of the Civil Code, it being understood that such equitable evaluation shall only be applied in case this Agreement does not provide an applicable rule or criteria or guidance for the resolution of the item(s) in dispute;

(ii) the item(s) in dispute shall be notified to the Expert in writing by any of the Nuburu and Nuburu Subsidiary and the Relevant Seller(s) within 10 (ten) Business Days as of the Expert’s appointment;

(iii) the assessment of the Expert will be limited to the issues remaining in dispute;

(iv) the Expert shall decide the procedure to be followed in its determination of the dispute, it being understood that Nuburu, Nuburu Subsidiary and the Relevant Seller(s) shall have the right to submit to the Expert any comment, information and/or documentation it deems appropriate and to reply to any comment, information and/or documentation submitted by the other relevant Party;

(v) Nuburu, Nuburu Subsidiary and the Relevant Seller(s) shall provide, and shall procure that their respective accountants and advisors provide, the Expert promptly with all the information and assistance it may reasonably require and the Expert shall be entitled to base its opinion on such information as well as on the accounting and on the other records of the Company;

(vi) the Expert shall provide detailed written explanations of its determination with respect to any item(s) remaining in dispute and shall render its determination in writing, as promptly as practicable, and in any case within 30 (thirty) Business Days following the acceptance of its mandate and such determination shall contain the assessment of the item(s) in dispute;

(vii) the determination of the Expert shall, in the absence of clear error or collusion (valutazione manifestamente erronea o malafede) pursuant to Article 1349 of the Civil Code, be final and binding among all the Parties; and

(viii) all the fees and disbursements (including VAT) of the Expert due in connection with this Paragraph 5.3.10 shall be allocated among the Relevant Seller(s) or Nuburu to the subject whom the Expert determines is least correct in the aggregate (based on the amounts claimed by each of the relevant Parties) with respect to the disputed items referred to the Expert for decision. Therefore, the determinations of the Expert shall include a decision on the allocation of its fees and disbursements between the Relevant Seller(s) and Nuburu, Nuburu Subsidiary in accordance with the aforementioned allocation principle.

5.3.11 If any Outstanding Leakage agreed or determined is to be paid to Nuburu in accordance with the above, it shall be paid by the Relevant Seller(s) to Nuburu or, if so instructed by Nuburu in writing, to the Company, within 15 (fifteen) Business Days of the agreement of the Parties pursuant to Paragraph or the final determination in accordance with Paragraph 5.3.10 or the expiry of the above 30 (thirty) Business Days term from receipt of the Leakage Claim without any Disagreement Notice being received by Nuburu or Nuburu Subsidiary (as the case may be), it being understood that payments due by Relevant Seller(s) to the Purchaser under this Paragraph shall be due without duplication with respect to Sellers’ indemnification obligations set forth in Paragraph 10.

5.3.12 Any payment made by a Relevant Seller pursuant to this Paragraph 5.3 shall be treated to the maximum extent permitted by Law as a reduction of the portion of the Consideration paid to the Relevant Seller under this Agreement in accordance with the Paragraph 5.3.2 above.

5.3.13 It is agreed that the payment obligations of the Relevant Seller(s) provided under this Paragraph 5.3 are the sole and exclusive remedy for the Purchaser in the event of Leakages, and shall therefore exclude any other right, action, remedy, defense, exception, claim or means of protection that might otherwise be available to the Purchaser in relation to such matter, according to this Agreement and/or any applicable Law.

5.4 Earn out

5.4.1 The Parties agreed that in addition to the Consideration the Sellers (pro quota (according to the Relevant Percentage) shall accrue the right to receive an earn out payment up to the maximum and overall amount of USD 1,000,000.00 (one million/00) cumulative over a period of 5 (five) years subject to the satisfaction of the performance conditions (KPI) of the Company and according to the terms set forth in the earn out attached thereto sub Schedule 5.4.1 (the “Earn-Out”).

5.4.2 The Earn-Out shall be determined on the basis of the Company’s financial statements as at 31 December of the relevant year approved by the relevant corporate bodies of the Company and prepared in compliance with applicable Law and the Accounting Principles (each of them the “Financial Statements”).

5.4.3 For the purposes of calculating the Earn-Out, the EBITDA of the Company shall be determined without considering: (i) any management fees, corporate overheads, or shared service costs from Nuburu or its subsidiaries charged to the Company or (ii) any extraordinary or non-recurring expenses initiated by Nuburu. Moreover, all transactions between the Company and Nuburu or Nuburu’s subsidiaries shall be conducted at arm’s length.

5.4.4 In the event of a change of Control (including, without limitation, the sale of the majority of the Company’s shares or the transfer of substantially all its assets) occurring prior to the end of the Earn-Out Period, the Earn-Out shall become due and payable for a sum equal to the entire amount of the Earn-Out less any amounts already paid by the Purchaser to the Sellers as Earn-Out pursuant to Schedule 5.4.1 (such sum is defined as “Change of Control Earn-Out”). For the sake of clarity, the total amount paid by the Purchaser to the Sellers according to this Paragraph 5.4.1. (i.e. the Change of Control Earn-Out) and, in general, the Earn-Out provision pursuant to this Agreement shall not in any case exceed USD 1,000,000.00 (one million/00). The Parties agree that:

(i) in the event that the value of the EBITDA (as defined under Schedule 5.4.1) of the Company resulting from the last Financial Statement of Lyocon preceding the date on which the change of Control occurs is lower than 0 (zero), no Earn-Out payment shall be due and payable to the Sellers under this Paragraph 5.4.4;

(ii) in the event that the value of the EBITDA (as defined under Schedule 5.4.1) of the Company resulting from the last Financial Statement of Lyocon preceding the date on which the change of Control occurs is lower than 50% (fifty per cent) of the relevant BP EBITDA (as defined under Schedule 5.4.1), the Earn-Out payment due and payable to the Sellers under this Paragraph 5.4.4 shall be equal to 50% (fifty per cent) of the Change of Control Earn-Out.

Moreover, the Parties agree that, at the sole discretion of Nuburu and Nuburu Subsidiary, the payment of the Change of Control Earn-Out (if any) shall be made either by the Purchaser or by the Person(s) that, as a result of the change of Control, acquires the Control over the Company.

5.4.5 For the purposes of the determination of the Earn-Out (including the Change of Control Earn-Out), the Purchaser, within 30 (thirty) Business Days following the approval by the quotaholders’ meeting of the Financial Statements shall notify in writing to the Sellers the calculation of the Earn-Out according to the criteria set forth in the Schedule 5.4.1 (the “Purchaser’s Earn-Out Notice”).

5.4.6 The actual calculation of the Earn Out made by the Purchaser under the Purchaser’s Earn Out Notice shall be final and binding upon the Parties, unless a written notice of disagreement with respect thereto (the “Disagreement Earn Out Notice”) is served by the Sellers to the Purchaser within 30 (thirty) Business Day following the receipt of the Purchaser’s Earn Out Notice. The Disagreement Earn Out Notice shall specify in reasonable detail the reasons of the Sellers’ disagreement with respect to the calculation of the Earn Out made under the Purchaser’s Notice (the contents of the Disagreement Earn Out Notice, the “Disputed Matters”).

5.4.7 If the Disagreement Earn Out Notice is timely served, the provisions under Paragraph from 5.3.9 and 5.3.10 shall apply mutatis mutandis.

5.4.8 If the Sellers do not send the Disagreement Earn Out Notice within the above 30 (thirty) Business Days, then the Earn Out calculated in the Purchaser’s Earn Out Notice shall be deemed irrevocably accepted by the Sellers.

5.4.9 It is understood that the Earn-Out, if any, due by the Purchaser shall be paid to the Sellers, in cash at the end of the 3rd (third) and of the 5th (fifth) year ,in accordance with the terms and conditions set forth in the Schedule 5.4.1, within 30 (thirty) Business Days following the date on which the Earn-Out shall be considered final and binding among the Parties pursuant to the procedure under Paragraph 5.4.5 or upon the expiry of the term under Paragraph 5.4.6 (as the case may be) (including) above (the “Earn-Out Payment Date”).

5.4.10 The Purchaser shall be entitled to set off and/or deduct any amount possibly to be paid by the Purchaser itself as Earn-Out from any amount actually due by the Sellers under this Agreement.

5.4.11 In particular, the amount of the Earn-Out shall be reduced USD per USD of any amount which is actually due by the Sellers to the Purchaser according to the provisions of this Agreement prior to the Earn-Out Payment Date.

5.4.12 If on the Earn-Out Payment Date any claim raised by the Purchaser pursuant to this Agreement (including but not limited to the Claim of Indemnity) is still pending or unresolved, (a) the payment of the Earn Out shall be deferred and made on the date that is 5 (five) Business Days after the date on which all such pending claims are finally resolved, determined or settled; and (b) the amount of the Earn Out shall be reduced, on a USD per USD basis, by any amounts that the Sellers have to pay to the Purchaser in connection with such claims.

5.5 No other modification of the Consideration

5.5.1 The Parties acknowledge and agree that, other than the adjustments set out in the Paragraphs 5.3, 5.4, 6.2 and 10 the Consideration shall not be subject to any other reduction, increase, adjustment or revision, and shall be final and binding upon the Parties.

6. Conditions Precedent

6.1.1 The obligation of the Sellers and Nuburu and Nuburu Subsidiary to sell and purchase the Transferred Quotas and, more in general, the obligations to consummate the Transaction set forth hereunder and complete the Closing, are subject to:

(i) no event, circumstance, change or effect shall have occurred which has or would reasonably have, individually or in the aggregate, a material adverse effect on the business, assets and operations, liabilities or prospects of the Company or on the ability of the Sellers to perform their obligations as Manager of the Company under this Agreement (the “Material Adverse Change”) provided that none of the following shall constitute a Material Adverse Change (a) changes in general economic, financial, political or market conditions not affecting the industry in which the Company operates generally; and (b) changes in applicable laws or regulations or in GAAP;

(ii) the completion by Nuburu and Nuburu Subsidiary of a satisfactory Due Diligence on the Company (the “Due Diligence Condition”), without any facts, circumstances, conditions, changes, occurrences or events that, individually or in the aggregate: (a) constitute or would reasonably be expected to result in a Material Adverse Change; (b) could reasonably be expected to have a material adverse impact on the Transaction and/or the economic-commercial, financial and/or industrial conditions of the Transaction or the interests of the Purchaser therein; (c) reveal material inaccuracies in the Representations and Warranties of the Sellers (as defined below); or (d) reveal circumstances that could reasonably require the implementation of material additional conditions to the consummation of the Acquisition (“Material Adverse Findings”);

(all the conditions under previous point (i) and (ii), the “Conditions Precedent”).

6.1.2 The Parties agree that all Conditions Precedent are set in favour of Nuburu and Nuburu Subsidiary only and may be waived solely by Nuburu and Nuburu Subsidiary at their sole absolute discretion by written notice to the Sellers to be sent according to the term set forth in the Paragraph 6.3.1 above.

6.2 Obligations of the Parties with respect to the Due Diligence Condition

6.2.1 The Sellers shall – and cause that the Company – cooperate for the purpose of the Due Diligence and in particular that shall provide the Purchaser and its advisors access with complete and unrestricted access to all information on Company’s business, transactions, operations, assets, liabilities, personnel and relationships, including without limitation all books, records, documents, data, information, facilities, personnel and third-party relationships.

6.2.2 Upon the conclusion of the Due Diligence activities and in due time before the Closing Date, the Purchaser shall provide the Sellers with a written notice on:

(i) the absence of any Material Adverse Findings and therefore the satisfaction of the Due Diligence Condition, or (as the case may be)

(ii) the presence of Material Adverse Findings which shall be outlined in summary in the notice. In such a case, for a period of 15 (fifteen) Business Days the Parties shall discuss on the relevant outcome of the Due Diligence, the possibility and conditions to perform the Transaction (including adjustment of the Consideration and/or amendment of other terms and conditions of the Transaction) in order to reach an agreement. Should the Parties:

(a) fail to reach an agreement within such period, the Due Diligence Condition shall be deemed not satisfied and the provisions of Paragraph 6.3 shall apply; or

(b) reach an agreement according to this Paragraph 6.2.2, the Transaction shall proceed in accordance with the agreement reached by the Parties as set forth in this Paragraph 6.2.2.

6.3 Other provisions

6.3.1 The Parties acknowledge and agree that should the Conditions Precedent not be satisfied or waived by the Long Stop Date, this Agreement shall cease to be effective, and as a consequence, each Party shall be released in full from any and all obligations arising hereunder, except for (i) the responsibility of the relevant Party for any possible breaches of the obligations assumed by it under this Agreement; and (ii) any rights and obligations arising under Paragraphs 20 (Confidentiality), 23 (Notices), 27 (Applicable Lawn and Disputes resolution).

7. Break-up fee

7.1.1 Nuburu shall pay to the Sellers - by bank transfer to the bank account in the Sellers’ name as indicated in writing to Nuburu within 5 (five) Business Days from the Longstop Date - the amount of Euro 40,000.00 (forty thousand /00) (the “Reverse Termination Fee”) as reimbursement for any and all costs, expenses and charges incurred by it in connection with the transaction contemplated by this Agreement, regardless of any breach or fault on the part of Nuburu and/or Nuburu Subsidiary, with respect to the non-occurrence of the Closing for reasons exclusively within Nuburu’s control or risk sphere (including assessments on the commercial or strategic convenience of the Transaction, regulatory approvals unrelated to Lyocon,) with Sellers’s waiver of any other remedy, amount, reimbursement or indemnification with respect to any expenses or charges or damages incurred or suffered or that may be incurred or suffered by the Sellers, its Affiliates and the Company in connection with the fact that the Acquisition has not been consummated due to the non-occurrence of the circumstances above mentioned.

7.1.2 Other than in the case of fraud (dolo) or gross negligence (colpa grave), the Reverse Termination Fee shall constitute the Sellers’ sole and exclusive remedy in respect of any failure by Nuburu and Nuburu Subsidiary to consummate the Transaction contemplated under this Agreement in case of the circumstances indicated under previous Paragraph 7.1.1, including, without limitation, any breach, default, or non-performance by the Buyer of its obligations hereunder.

8. Interim management

8.1.1 During the Interim Period, except as otherwise provided or permitted in this Agreement (including the activities set forth under the Schedule 1.1(lxxvii)), the Lyocon Quotaholders, as far as they are concerned, shall cause the Company not to:

(a) make any amendments of the business plan or approve a new business plan;

(b) make any amendments of its certificate of incorporation or by-laws (or other organizational documents), with the exception of the amendments required in order to comply with mandatory provisions of Applicable Laws and the By-laws in force from time to time;

(c) increase or reduce the corporate capital of the Company (except for the capital increases and for the cases provided under Articles 2482-bis and 2482-ter of the Civil Code);

(d) issue or grant any other quotas, notes, bonds or other securities or granting any stock options and/or warrants or other rights to purchase or subscribe for newly issued participations or quotas of the Company except for the capital increases and cases provided for by Laws and contemplated in the Business Plan;

(e) distribute any dividend or any other profit or reserve (in cash or in kind);

(f) resolve any merger, demerger or voluntary winding-up;

(g) make any material change in the nature or organization of its business or discontinue or cease to operate all or material part of its business;

(h) purchase any shares or equity interests in any Person;

(i) sell, transfer, assign or lease, or create any Encumbrance (other than created by operation of Law or enforceable decision of any competent Authority) on, any tangible fixed asset;

(j) sell, transfer or grant any license or sublicense, or otherwise dispose of, any rights under any owned Intellectual Property Rights;

(k) voluntarily early terminate, cancel or substantially modify in a detrimental way for the Company any of the contract and/or agreements of any nature and not entirely performed as at the Execution Date (or which will not be entirely performed as at the Closing Date) which involve a cost for the Company;

(l) change any methods of accounting or accounting practice or policy, other than such changes required by reason of any change in the Accounting Principles or required by the Law;

(m) omit payment of any Taxes, and not filing Tax returns to the extent due and payable, notwithstanding that the Company is permitted to enter into instalment payment plans or deferrals of its Tax debts in accordance with applicable Law;

(n) enter into any legally binding commitments with respect to any of the foregoing.

8.1.2 In any case, during the Interim Period, the Sellers shall provide and share with the management of Nuburu Subsidiary and its chief executive officer, all information reasonably or relevant of the proper management, operation and oversight of the business.

8.1.3 Any action or transaction to be performed or carried out by the Company in the Interim Period that is not permitted under Paragraphs 8.1.1 above may be consented in writing by Nuburu Subsidiary, whose consent shall not be unreasonably withheld, also taking into account the interest of the Company. For this purpose:

(i) the Sellers shall cause that the Company submits to Nuburu Subsidiary any request in writing; and

(ii) any actions or transactions notified to Nuburu Subsidiary pursuant to the Paragraph 8.1.3 above, shall require the express written consent of Nuburu Subsidiary within and no later than 5 (five) Business Days from the date of receipt of the relevant written notification. However, failure to provide written consent within such period shall be deemed as refusal and the action or transaction notified to Nuburu Subsidiary pursuant to the Paragraph 8.1.3 shall not be approved and consented by Nuburu Subsidiary.

8.1.4 Anything in this Agreement to the contrary notwithstanding, the Sellers and/or the Company will be allowed to take any action and/or to incur any costs or expenses required to:

(a) comply with this Agreement and comply with or any applicable Law and any order of any competent Authority having jurisdiction;

(b) avoid that the Company is in breach of any deed, contract or agreement entered into before the Execution Date;

(c) protect the safety and security of any Person and/or the environment, as well as the implementation of any disaster recovery plan upon occurrence of a force majeure event; and

(d) effectively face and cope with any emergency situation in relation to any assets, interests, operations or businesses of the Company or seek to safeguard any assets, interests, operations or businesses of the Company, or seek to protect any life or property of any Person at risk or potentially at risk from any acts or omissions of any employee of the Company;

it being understood that the Sellers shall use ensure that Nuburu Subsidiary is informed in writing (if possible) of any such actions and/or costs or expenses prior to taking such actions.

9. Closing

9.1 Place and date of the Closing

9.1.1 Subject to the satisfaction (or waiver) of the Condition Precedent, the Closing shall take place on the Closing Date, at place and before the Italian notary designated by Nuburu Subsidiary (the “Notary”).

9.2 Actions and deliveries at Closing

9.2.1 At Closing, in addition to any other action to be taken and to any other fulfilment to be executed and/or delivered pursuant to this Agreement:

(a) Nuburu and Nuburu Subsidiary, each as far as it is concerned, shall:

(i) pay the Cash Consideration and issue the Note;

(ii) pay or cause to be paid any stamp, transfer, notarial or similar Taxes, duties, fees, costs, charges and expenses however due for the transfer of the Transferred Quotas under applicable Law and/or according to this Agreement;

(iii) cause the Company and the PZ and AS to enter into employment agreements in the form attached hereto under Schedule 9.2.1(a)(iii) (the “Employment Agreement”);

(b) the Sellers shall:

(i) deliver (or cause to be delivered) to Nuburu and Nuburu Subsidiary the written resignations from all members of the board of directors of the Company (the “Resigned Directors”) with effect as from the Closing Date, confirming that they have no claims against the Company for compensation, termination, loss of office or unpaid remuneration, other than the remuneration for their office as members of the board of directors accrued up to the Closing Date and not yet paid, in the form attached hereto under Schedule 9.2.1(b)(i);

(ii) provide the Purchaser with written evidence of the obtainment by the Sellers of all necessary third-party consents, waivers, approvals

(including, without limitation, any change-of-Control, assignment or similar consents) required under any contracts or other agreements, or commitments to which the Company is a party or by which it is bound, which are necessary for the execution of the Transaction;

(iii) execute an irrevocable waiver towards the Company of any and all claims, rights or entitlements, including any additional remuneration or compensation, arising from or in connection with inventive activities carried out in the interest of the Company and the results thereof, and in particular in relation to the inventive activities that resulted in the grant of Italian Patent No. 102016000028366 ”Sistema per l'accoppiamento di una sorgente laser in una guida ottica” and European Patent No. EP3232239B1 "System for coupling a laser source in an optical guide", in respect of which the Sellers are indicated as inventors;

(iv) perform all necessary or appropriate acts, formalities and procedures instrumental and consequential to execute and deliver, or cause to be executed and delivered, to Nuburu Subsidiary, any actions and fulfilments as may be reasonably required under the By-laws of the Company and any applicable Laws, to vest in Nuburu Subsidiary with good and marketable title to the Transferred Quotas free and clear of any Encumbrances with economic benefit (godimento) as of the Closing Date, including through the endorsement of such quota (as applicable) before the Notary and the registration of Nuburu Subsidiary as new sole quotaholder of the Company in the relevant quotaholders’ ledger (if any) and the waiver and/or consent by the Sellers with respect to any relevant rights provided for by the By-laws of the Company (if any);

(c) the Parties shall:

(i) provide all reasonable cooperation and, each as far as it is concerned, cause Company to provide reasonable cooperation for the purpose of the duly execution and completion of the Closing;

(ii) enter into a notarial deed of transfer to be executed before the Notary pursuant to the Article 2470 of the Civil Code for the purpose of transferring the Transferred Quotas – free from Encumbrances – to Nuburu Subsidiary and the Notary will then deposit the deed with the competent Register of Companies;

(iii) cause a quotaholders’ meeting of the Company to be held and resolve upon: (a) the acknowledgment of the resignation, effective as of the Closing Date, of the Resigning Directors; and (b) the appointment of the new members of the Company’s board of directors in accordance with the provision set forth in the Paragraph 13 below and, if applicable, of the board of statutory auditors;

(iv) execute and deliver, or cause to be executed and delivered, all documents (including the Note), and carry out all the activities or any other act that is necessary and appropriate, under applicable Law, in order to complete the Acquisition in accordance with this Agreement.

9.3 One transaction

All actions and transactions constituting the Closing and which are required to take place pursuant to Paragraph 9.2 above shall take place simultaneously and be regarded as one single transaction so that, at the option of the Party having interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement. Therefore, if one of the Parties or any other third Person required to do or perform an action or payment does not timely and duly perform one or more of its obligations or activities under this Article 9, the other Party shall have the right not to perform its obligations hereunder.

9.4 Completion manners

The Parties will be available to carry out any such action as it may be appropriate or useful to assure the simultaneous and concurrent completion of all actions, transactions and formalities to be carried out at the Closing as provided for under this Agreement.

9.5 No novative effect

The Parties acknowledge and agree that the performance of Closing shall not affect, be deemed a waiver of or to, amend or have any novative effect (effetto novativo) upon, any provisions of this Agreement and/or any of the rights and obligations of the Parties under this Agreement, which shall remain effective as stated herein also after the Closing without any requirement for the Parties to reiterate or otherwise confirm their commitment or agreement with respect thereto.

Section II – Representation and Warranties

10. Representations and warranties of the Sellers

10.1 General

10.1.1 The Sellers, jointly, give to Nuburu Subsidiary the representation and warranties listed in Schedule 10.1.1 (the “Representations and Warranties of the Sellers”), which shall be true and correct as at the Execution Date and shall be true and correct as at the Closing

Date as if made on such date, except for the representations and warranties made as of a particular date, which will be true and correct as of such date.

10.1.2 Without duplication of any other remedy under this Agreement and with the exclusions and the limitations of the following Paragraph 10.2, the Sellers hereby undertake to indemnify – USD per USD – Nuburu Subsidiary for any and all Losses actually incurred or suffered by Nuburu Subsidiary as a direct consequence of the Representations and Warranties of the Sellers not being true and correct as of the reference date thereof and/or of any breach or failure by the Sellers to perform any of the obligations and undertakings of or upon Sellers under this Agreement.

10.1.3 Without prejudice to the Representations and Warranties of the Sellers, Nuburu Subsidiary expressly acknowledges and agrees that the latter shall acquire the corporate capital of the Company on an “as is” basis, without any other representations and warranties from the Sellers to Nuburu Subsidiary, whether expressed or implied (including as to the Company and their assets and business) to the maximum extent permitted by the applicable Law, and subject to the terms and conditions of this Agreement.

10.1.4 The Representations and Warranties of the Sellers are in lieu of any other representations and warranties however provided under applicable Law or otherwise (including without limitation under Articles from 1482 through 1497 of the Civil Code) and shall constitute all of the warranties given by Sellers in connection with the sale and purchase of the Transferred Quotas.

10.1.5 The Representations and Warranties of the Sellers set forth in this Paragraph 10.1 shall be qualified and limited by, and no liability whatsoever shall arise from, anything permitted or contemplated under this Agreement (including its Schedules).

10.1.6 For the purposes of the arising of payment obligations owed by the Sellers to the Purchaser pursuant to this Paragraph 10, any knowledge by the Purchaser (whether actual, constructive, or imputed) of any facts and/or circumstances acquired (i) in the course of negotiations of this Agreement; (ii) during the Due Diligence; (iii) from any document, information or material made available to the Purchaser prior to Closings shall in no event limit, reduce, impair, waive or otherwise adversely affect the Sellers’ obligation hereunder or the Purchaser’s rights to indemnification under this Paragraph 10.

10.2 Exclusions and limitations

10.2.1 The Sellers shall not be liable to Nuburu Subsidiary and shall have no obligation to Nuburu Subsidiary under Paragraph 10.1:

(a) without prejudice to Paragraph 10.3.1 below and except for the Fundamental Warranties and in case of fraud (dolo) and gross negligence (copla grave), in respect of any Claim of Indemnity (as defined below) which is notified by Nuburu Subsidiary to the Sellers, under penalty of forfeiture (a pena di decadenza), later than 36 (thirty six) months following the Closing Date, it being, however, understood that the Sellers’s obligations under Paragraph 10.1 above shall survive the expiration of the time limits provided herein in respect of any actual or alleged breach of the Sellers which, prior to the expiration of the abovementioned time limit, was duly notified to the Sellers in accordance with Paragraph 10.3 below and was made the subject matter of a proceeding pursuant Paragraph 27 below not later than 12 (twelve) months following such notification;

(b) if and to the extent that the Loss for which indemnification is sought may be attributed to (or was increased as a result of) a change in the Law or in the Accounting Principles, in either case occurred after the Execution Date, irrespective of whether or not that change or modification purports to be effective retrospectively, in whole or in part;

(c) if and to the extent that the transaction, activity or omission giving rise to any Losses to be indemnified is permitted or otherwise contemplated by this Agreement; and

(d) in connection with any act or omission of the Sellers or of the Company on, before or after the Execution Date carried out at the Nuburu Subsidiary’s written request or otherwise approved in writing by Nuburu Subsidiary, including pursuant to Paragraphs 8.1.2 and 8.1.3(ii).

10.2.2 Without prejudice to Paragraph 10.2 above, any amount due by the Sellers for any Claim of Indemnity (as defined below) shall be grossed-up to include the amount of any Tax due by Nuburu Subsidiary (or the Company, as applicable) as a result of the payment thereof, so as to ensure that the net-after-Tax amount received by Nuburu Subsidiary (or the Company, as applicable) is equal to the full amount which would have been received by the same had no Tax been applied on the indemnification; and

10.2.3 The amount of the Losses to be indemnified by the Sellers to Nuburu Subsidiary pursuant to Paragraph 10.1.1 will be reduced by the amount of any Tax benefit actually paid to or realized by Nuburu Subsidiary or the Company in connection with the Losses and by the amount of any payment actually received from third Persons (including any insurance companies) that Nuburu Subsidiary has received in connection with the specific event giving rise to indemnification, and/or any payment from third Persons that the Company has received in connection with the event giving rise to indemnification, in all cases net of any applicable Taxes and/or of any cost reasonably borne by Nuburu Subsidiary or the Company (as applicable) in pursuing any such payment (including, without limitation, any increase in the insurance premium, it being understood, also for the purposes of Paragraph 10.2.6 below, Nuburu Subsidiary shall reimburse or cause to be reimbursed to the Sellers any payment actually received from third Persons (including any insurance companies) that Nuburu Subsidiary and/or the Company shall have actually received with respect to a Loss which has previously been fully indemnified by the Sellers pursuant to Paragraph 10.1 above, in any case net of any applicable Taxes and/or of any cost reasonably borne by Nuburu Subsidiary or the Company (as applicable) in pursuing any such payment (including without limitation, any increase in the insurance premium).

10.2.4 The amount payable by the Sellers to Nuburu Subsidiary pursuant to Paragraph 10.1 after applying the exclusions and deductions set out in the previous Paragraph 10.2.3 above shall also be subject to the following exclusions and limitations:

(a) except in cases of fraud (dolo) or gross negligence (colpa grave) by any Seller or breach of Fundamental Warranties, the Sellers have indemnified Nuburu Subsidiary for a Loss suffered or incurred by the Company, the Sellers will have no liability with respect to any corresponding damage suffered by Nuburu Subsidiary as a result of the diminished value of the interest held (directly or indirectly) in the Company;

(b) in no event there will be a duplication of indemnification with respect to the same specific breach by the Sellers, or for the same Loss arising from the same specific event; it is understood between the Parties that in no event will any indemnity payable by the Sellers pursuant to this Agreement result in duplicated recovery for Nuburu Subsidiary for the identical Loss, provided that this limitation shall not apply where the same event gives rise to separate and distinct categories of Losses that can be clearly differentiated and quantified.

10.2.5 The Sellers shall not be liable under this Agreement in respect of any Losses connected with any Claim of Indemnity (as defined below) to the extent that the relevant Loss was caused by an act, decision or omission of Nuburu Subsidiary and that would have not arisen without such act, decision or omission of Nuburu Subsidiary.

10.2.6 Except for (i) breaches of Fundamental Warranties or (ii) fraud (dolo) or gross negligence (colpa grave) of any Seller, the Sellers shall not be liable to Nuburu Subsidiary under Paragraph 10.1.1:

(a) if, after applying the exclusions, deductions and limitations set forth in this Paragraph 10.2, the amount due in connection with any single occurrence, or series of occurrences of the identical nature arising directly out of the same specific facts and circumstances (in which case such series of occurrence shall be aggregately considered for the purposes hereof), giving rise to liability pursuant to Paragraph does not exceed USD 10,000.00 (ten thousand/00);

(b) until, after applying the exclusions, deductions and limitations set forth in this Paragraph 10.2, the aggregate of all amounts that would otherwise be due pursuant to such Paragraph 10.2 exceeds USD 20,000.00 (twenty thousand/00) (the “Threshold”), provided that (i) if such limit is exceeded, the Sellers shall be liable only for the amount which exceeds the Threshold, and (ii) for the purposes of determining whether the Threshold (b) is excluded, all amounts subject to claims shall be taken into account, excluding those in respect of which the Sellers’ liability is excluded under limb (a) above.

10.2.7 Nuburu Subsidiary shall take and cause to be taken all steps reasonably necessary to avoid or mitigate any Loss which results from any fact, matter, event or circumstance giving rise to a Claim of Indemnity also in accordance with Article 1227 of the Civil Code.

10.2.8 Except in case of fraud (dolo) or gross neglicence (colpa grave), the Sellers’ maximum aggregate liability under this Agreement shall be limited to USD 400,000.00 (four hundred thousand/00).

10.2.9 The Purchaser shall not bring any liability action against any of the Sellers in their capacity as former director of the Company (the “Liability Action”) in respect of any matter covered by the Representations and Warranties of the Sellers as set forth in the Schedule 10.1.1. This shall not prevent claims for Losses exceeding the limitation under this Paragraph 10.2 provided, however, that the Purchaser shall bring any Liability Action only in the event of a direct or indirect Loss incurred or suffered by the Purchaser and/or the Company within such Loss.

10.3 Handling of claims

10.3.1 If the Purchaser becomes aware after the Closing Date of any matter or circumstance that may give rise to the Sellers’ liability under Paragraph 10.1.1 above, the Purchaser shall give a notice in writing to the Sellers, under penalty of forfeiture (a pena di decadenza), within and no later than 30 (thirty) Business Days after Nuburu Subsidiary becoming aware of such event (the “Claim of Indemnity”), specifying whether the Claim of Indemnity is asserted directly by Nuburu Subsidiary (a “Direct Claim”), or whether it arises as a result of a claim by a third Person (including, for the avoidance of doubt, any notice by any Authority of any actual or alleged infringement of any Law) against the Company (a “Third-Party Claim”), and setting out in reasonable detail the factual and legal basis for the claim and, if and to the extent possible, the Nuburu Subsidiary’s preliminary estimate of the amount of Losses which are, or are to be, the subject of the Claim of Indemnity.

10.3.2 The Sellers shall be entitled to challenge the Claim of Indemnity by giving a notice in writing to Nuburu Subsidiary within 30 (thirty) Business Days from the day of receipt of the Claim of Indemnity, specifying the subject matter of the Sellers’ disagreement and the reasons for such disagreement, provided that such notice may be giving by one of the Sellers on behalf of all Sellers and shall be deemed validly given by all Sellers. If none of the Sellers gives such notice of challenge of the Claim of Indemnity within the term set out above, the relevant Claim of Indemnity shall conclusively become a liability of the Sellers hereunder.

10.3.3 With respect to any Direct Claim, during a period of 20 (twenty) Business Days following the giving of a notice by the Sellers under Paragraph 10.3.2 above, the Sellers and Nuburu Subsidiary will attempt to resolve amicably and in good faith any differences which they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an agreement in respect of such matter. If, at the end of such period (or any mutually agreed extension thereof), one of the Sellers and Nuburu Subsidiary fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to the competent court pursuant to the Paragraph 27.

10.3.4 If a Claim of Indemnity is a result of a Third-Party Claim, the following provisions shall apply:

(a) the Sellers shall be liable with respect to any Losses suffered by Nuburu Subsidiary and/or the Company pursuant to any judgement (whether final or provisional) issued pursuant to Paragraph 27 below to the extent enforceable (provvedimento provvisoriamente esecutivo), it being understood that, in case such judgment is subsequently amended or revoked by means of a final and definitive judgment (not subject to any further appeal or revision) and the Sellers have already indemnified Nuburu Subsidiary, the latter shall immediately return to the Sellers any amount paid by the Sellers in excess of the Loss;

(b) the Sellers, to the extent permitted by the applicable Law, shall be entitled to take part, at their own expenses, in the defense of the Third Party Claim by Nuburu Subsidiary (or the Company) and have the right to appoint, at their own expenses, a lawyer who may co-operate with the lawyers appointed by Nuburu Subsidiary (or by the Company), it being understood that the defense shall be led by Nuburu Subsidiary and/or the Company and any final decision (including as to the conduct of the claim and the execution of any settlement) will be taken by Nuburu Subsidiary and/or the Company only; alternatively

(c) in case any of the Sellers communicate to Nuburu Subsidiary their intention to indemnify the latter with regard to the Losses suffered by Nuburu Subsidiary or the Companies in connection with a Third Party Claim, then the Sellers shall be entitled to manage, at their own expenses, the defense of such Third-Party Claim and shall have the right to appoint, at its own expenses, the lawyer(s) who shall defend the claim. In this case, Nuburu Subsidiary shall (i) have the right to appoint counsels and/or lawyer of its own choice who may co-operate with the counsels and/or lawyers appointed by the Sellers; and (ii) cause the Company to cooperate with the Sellers and its counsels and to appoint any counsels individuated by the Sellers by entering into any relevant mandates.

10.3.5 It is understood that (i) the Purchaser shall keep the Sellers promptly and regularly informed of, and involved in, any material correspondence with the counterparty(ies) and all relevant matters relating to any Direct Claim; and (ii) the Sellers shall provide all such information (if available to them), reasonable assistance and cooperation to Nuburu Subsidiary and its counsels with respect to any Direct Claim.

11. Representation and Warranties of Nuburu and Nuburu Subsidiary

11.1 General provisions

11.1.1 Nuburu and Nuburu Subsidiary, within its respective competence, makes to the Sellers the representations and warranties set out in this Paragraph 11 (the “Representation and Warranties of Nuburu and Nuburu Subsidiary”), which shall be true and correct as at the Execution Date and shall be true and correct as at the Closing Date as if made on such date, except for the representations and warranties made as of a particular date, which will be true and correct as of such date.

11.1.2 Without duplication of any other remedy under this Agreement, Nuburu Subsidiary and Nuburu, within its respective competence, hereby undertakes to indemnify – USD per USD – the Sellers pro quota for any and all Losses actually incurred or suffered by the Sellers as a direct consequence of the Representation and Warranties of Nuburu and Nuburu Subsidiary not being true and correct as of the reference date thereof and/or of any breach or failure by Nuburu or Nuburu Subsidiary (within its competence) to perform any of the obligations and undertakings of or upon Nuburu and Nuburu Subsidiary under this Agreement.

11.1.3 Without limiting the generality of the foregoing, also pursuant to Article 1411 of the Civil Code, the Sellers acknowledges and agrees, that the latter and their Affiliates shall have no action, claim and right of recourse against the directors, officers and employees of Nuburu and/or Nuburu Subsidiary (as the case may be), on the grounds of breach of any Representation and Warranties of Nuburu and Nuburu Subsidiary of and Nuburu and/or Nuburu Subsidiary’s obligations or undertakings set forth or arising from this Agreement.

11.2 Capacity, organization, and standing

11.2.1 Nuburu and Nuburu Subsidiary (i) are companies legally and validly incorporated and existing under the applicable Laws and in full enjoyment of its rights; (ii) are not, and have never been, pursuant to the relevant applicable Laws, (a) in a state of insolvency, liquidation, crisis or a situation of lack of business continuity, (b) subject to judicial liquidation proceedings (nor are there any situations that could lead to such proceedings being brought), (c) subject to insolvency proceedings, debt restructuring or proceedings aimed at regulating the claims of creditors against the assets of a company in financial difficulty, insolvent or in judicial liquidation (nor are there any circumstances that could lead to the filing of such proceedings), (iii) have not, and have never, filed for admission to any of the proceedings referred to in letter (c) above, nor has any such application been submitted by any Person, (iv) are not, nor have it ever been, pursuant to the relevant applicable Laws, party to any agreements involving the total or partial transfer of its assets to creditors, and (v) are not in the situations equivalent, according to the applicable Law, to those set forth in the Articles 2446, 2447, 2482-bis and 2482-ter of the Civil Code.

11.2.2 Nuburu and Nuburu Subsidiary have full power and authority to enter into and execute and perform this Agreement and any other agreements and documents to be signed and performed in accordance with the provisions thereof, and this Agreement is validly executed by Nuburu and Nuburu Subsidiary and gives rise to valid and binding obligations on Nuburu and Nuburu Subsidiary.

11.3 No conflicts

The execution and performance of this Agreement and any other agreement, deed or document related thereto by Nuburu and Nuburu Subsidiary:

(a) do not conflict with, violate, constitute a breach of the provisions of the deed of incorporation or the articles of association of Nuburu and Nuburu Subsidiary (as the case may be);

(b) do not conflict with, nor do they or will they result in any violation of the provisions of Law and/or measures and/or any contract and/or obligation existing between Nuburu and Nuburu Subsidiary (as the case may be) and third parties.

no application, filing, consent, authorisation or approval, nor any licence, permit, registration, declaration or exemption from any Authority is required to vin relation to the signing and execution of this Agreement and any other document provided for therein.

11.4 Indemnification obligations of Nuburu and Nuburu Subsidiary

Nuburu and Nuburu Subsidiary shall indemnify and hold the Sellers harmless from, against and with respect to, any Losses actually incurred or suffered by the Sellers arising out of or resulting from any breach of the Representation and Warranties of Nuburu and Nuburu Subsidiary according to the provisions set forth in the Paragraphs 10.2 and 10.3 above of this Agreement which shall apply mutatis mutandis.

Section III – Management and other provision relating to the Company

12. Business Plan

12.1.1 The Parties acknowledge that the Business Plan agreed upon by the Parties is the document attached hereto sub Schedule 1.1(x) and they, each as far as it is concerned, will manage the Company and run its business in in line with, and with the aim to pursue the targets set out in the Business Plan, as will be amended, supplemented and/or replaced, from time to time.

12.1.2 Nuburu shall use commercially reasonable efforts to provide to the Sellers – subject to prior subscription of confidential commitments as also requested under applicable Law – a high-level extract of the Nuburu Group business plan and a non-confidential status summary regarding its strategic initiatives (including, without limitation, the Tekne S.p.A. and Orbit S.r.l. programs) (the “Relevant Business Information”), provided that such Relevant Business Information (i) has already been published and/or referenced in Nuburu’s public communications or documents; (ii) is relevant to the Company’s business operations and its integration in the Nuburu Group, as well as for the implementation of the Business Plan; and (iii) in any event, is necessary for carrying out the role and responsibilities of PZ and AS in the Company as set forth under this Agreement (for the sake of clarity this information in favour of PZ and AS will be immediately interrupted in the event that such role cease for any reason whatsoever).

12.1.3 The Parties acknowledge and agreed that the failure to provide such information or the incomplete disclosure of such information shall not, in any case,: (a) constitute a condition precedent to Closing; (b) give rise to any right of termination, rescission or deferral by AS and/or PZ of this Agreement or the Transaction; or (c) constitute a breach of this Agreement by Nuburu or Nuburu Subsidiary or give rise to any claim for damages or indemnification hereunder.

13. Management of the Company

13.1.1 The board of directors of the Company shall be entirely nominated by the Purchaser as sole quotaholder of the Company. Notwithstanding the forgoing, taking into account the importance of AS and PZ (for the purposes of this Section II, the “Mangers”) for the implementation and the development of the Business Plan, the Parties agree and acknowledge that (i) PZ shall be designated as member of the board of directors of the Company for an initial term of 3 (three) years, renewable for successive period until the expiration of the Business Plan and; and (ii) the Managers shall perform activities as employees of the Company in accordance with the terms and conditions set forth in such Employment Agreements sub Schedule 9.2.1(a)(iii). It being understood that PZ: (x) shall not be entitled to any remuneration whatsoever as a member of the board of directors of the Company; (y) in the event that the Employment Agreement of PZ is terminated for any reason whatsoever, hereby irrevocably undertakes to promptly resign from the board of directors of the Company by delivering the resignation letter in the form attached hereto under Schedule 9.2.1(b)(i), it being understood that any failure to comply with such resignation obligation shall constitute just cause for removal and, for the avoidance of doubt, PZ shall have no right to claim damages arising from or in connection with such removal.

13.1.2 In light of the role of the Managers of the Company, the Managers will be entitled to a Management Incentive Plan cumulative over 5 (five) years in accordance with the terms and conditions set forth in the Employment Agreement. Therefore: (i) the Parties, each as far as it is concerned, shall cause, as soon as practicable after the Closing Date, the Company to be validly held to resolve and approve all the necessary corporate resolutions to implement and adopt the Management Incentive Plan.

14. Company financing

14.1 Funding Commitment

14.1.1 In order to provide the Company with the necessary financial resources to support the execution of the Business Plan, Nuburu or Nubury Subsidiary (at their sole discretion) (for the purposes of this Paragraph 14, jointly, the “Funder”) hereby irrevocably undertakes to grant Lyocon, by way of a:

(i) a ring-fenced committed quotaholder loan (the “Quotaholder Loan”) for a total amount of USD 1,000,000.00 (one million/00);

or, alternatively and at the Funder’s discretion,

(ii) subscription of divisible capital increases for a total amount of USD 1,000,000.00 (one million/00) (the “Quotaholder Capital Increase” or the Quotaholder Loan (as the case maybe), the “Funding”),

to be disbursed according to the Business Plan and in accordance with the following:

(i) a first tranche of the amount of USD 500,000.00 (five hundred thousand/00) equal to the 50% (fifty per cent of the Funding) upon the successful completion of the Closing;

(ii) the remaining amount of USD 500,000.00 (five hundred thousand/00) shall be disbursed in subsequent tranches according to the following indicative timeline:

(a) 25% (twenty five per cent) of the Funding (equal to USD 250,000.00 (two hundred and fifty thousand/00)) within 12 (twelve) months after the Closing Date, or such later date as may be reasonably required based on actual needs of the Business Plan;

(b) 25% (twenty five per cent) of the Funding (equal to USD 250,000.00 (two hundred and fifty thousand/00) within 24 (twenty four) months after the Closing Date, or such later date as may be reasonably required based on actual need of the Business Plan;

it being understood that the remaining amount set forth in this point (ii) of this Paragraph 14.1.1 shall be disbursed in any case no later than 31 December 2027, provided that all conditions set forth in Paragraph 14.1.2 remain satisfied.

14.1.2 It being understood that the disbursement of each tranche of the Funding is conditional upon the satisfaction of the following conditions:

(a) written request from Lyocon to the Funder with at least 15 (fifteen) Business Days prior notice indicating the evidence of financial needs based on the Business Plan;

(b) Nuburu Subsidiary continuing to hold, directly or indirectly, more than 50% of the quotas of the Company, provided that, if Nuburu Subsidiary ceases to hold such Control before all Funding Tranches have been disbursed, any undrawn amount of the Funding shall become due and payable in cash to the Company upon the occurrence of such loss of Control;

(c) no insolvency or liquidation proceedings having been opened against the Company (mere underperformance or adverse business conditions shall not prevent the disbursement of the Funding).

14.1.3 The Parties acknowledge and agree that, if the Funding will be provided through Quotaholder Capital Increase, the Funder, in the context of the resolution of the Quotaholder Capital Increase, undertakes to subscribe the capital increase, according to the terms and conditions set forth in the Paragraph 14.1 above, subject to the conditions precedent set forth herein.

14.1.4 Any failure by Nuburu Subsidiary to disburse a Funding tranche in compliance with this Article 14 (including with the timing and amounts set out in Paragraph 14.1.1 and in the Business Plan), which is not remedied within 30 (thirty) days from written notice under Paragraph 14.1.2 (a), shall entitle the Sellers to an Earn-Out amount of 30% (thirty per cent) of the Earn-Out Cap (as set out in the Earn-Out Schedule) (the “Minimum Earn Out”). The Minimum Earn-Out shall become immediately due and payable in cash upon expiry of the above cure period and shall be treated as an advance payment on account of the Earn-Out and set off against any Earn-Out amounts calculated pursuant to Article 5.4 and Schedule 5.4.1. For the avoidance of doubt, the rights and remedies set out in this Paragraph 14.1.4 shall be without prejudice to, and not in substitution for, any other rights or remedies available to the Sellers under this Agreement or under applicable Law, including the right to claim damages and/or specific performance for any further losses arising out of or in connection with such failure.

Section V - Miscellaneous provisions

15. Survival

Except as otherwise provided in other Paragraphs of this Agreement, the Representations and Warranties of the Sellers and the Representations and Warranties of Nuburu and Nuburu Subsidiary and, in general, all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Closing Date shall remain in full force and effect after the Closing, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

16. Joint and Several Liability of the Sellers

16.1 Except as otherwise expressly provided in this Agreement with respect to obligations specifically allocated to PZ and/or AS, all obligations, undertakings, representations, warranties, indemnities and liabilities (including, the Representations and Warranties of the Sellers) assumed by the Sellers under or in connection with this Agreement shall be deemed to be assumed jointly and severally by all Sellers. Furthermore, each Seller hereby waives any right to require Nuburu Subsidiary and Nuburu to proceed first against any other Seller or to pursue any other remedy available to Nuburu and Nuburu Subsidiary before proceeding against such Seller.

17. Waiver

No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

18. Entire agreement

This Agreement and any documents entered into pursuant hereto:

(a) constitute the entire Agreement between the Parties relating to the subject matter hereof and supersede all prior agreements (if any) relating to the same subject matter; and

(b) may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

19. Novation and Superseding Effect

19.1.1 The Parties acknowledge and agree that this Agreement operates as a novation (effetto novativo) of, and entirely supersedes and replaces, all previous agreements, arrangements and understandings between them relating to the subject matter hereof, including without limitation the HoT.

20. Confidentiality

20.1.1 The Parties acknowledge that Nuburu is a company whose shares are listed on the New York Stock Exchange, and that any confidential information obtained in the context of and for the purposes of the Transaction (including this Agreement and the negotiation of this Agreement and the Transaction) may be subject to specific legal and regulatory requirements. Accordingly, the Parties – also under Article 1381 of the Civil Code and/or other similar Law applicable to a Party, as to their director, manager, employee, consultant, statutory audit, advisors and auditors – undertake to handle such information in full compliance with all applicable Laws and regulations, including, without limitation, those relating to privileged information, insider trading and market manipulation.

20.1.2 The Parties agree – also under Article 1381 of the Italian Civil Code and/or other similar foreign law applicable to a Party, as to their director, manager, employee, consultant, statutory audit, advisors and auditors – to keep strictly confidential any information concerning the Transaction, this Agreement or its content, as well as any other information that the Parties have exchanged during the negotiations of the Transaction or this Agreement or that will exchange in connection with the performance of the Due Diligence, the negotiation of this Agreement and/or, in general, in the context of the Transaction.

20.1.3 Neither Party shall be deemed in breach of this Paragraph 20 by virtue of any disclosure made:

(a) pursuant to the provisions or requirements of any Law enacted or rule or order issued by any Authority having jurisdiction over such Party;

(b) to any: (i) Affiliates; and/or (ii) auditors of any of the Parties or their Affiliates, in all cases only on a need-to-know basis.

21. Announcements

21.1.1 Except (i) as otherwise permitted under this Agreement or (ii) as mandatorily required under any Law or rule issued by any government or other regulatory or stock exchange Authority having jurisdiction on a Party (in which case the Parties shall consult in good faith and shall agree, to the maximum possible extent, upon the content and the timing of any public announcement), no publicity, release or announcement concerning the execution, delivery or performance of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued by the Lyocon Quotaholders without the prior written consent and approval (if possible, according to the previous Paragraph 20.1.3, as to both form and contents), by Nuburu and/or Nuburu Subsidiary.

22. Assignment prohibited

22.1.1 Neither Party may assign any of its rights, interests, or obligations hereunder without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall be void and of no effect.

22.1.2 Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party to this Agreement.

23. Notices

23.1.1 Any communications or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be sent by certified mail with return receipt, or certified email (in any case, anticipated by email) at the following addresses:

(a) if to AS, at:

Via Beretta Zuleika, No. 26

27023 – Cassolnovo (PV)

Alessandro.sala77@icloud.com

Alessandro.sala77@pec.it

(b) if to PZ, at:

Via Beretta Zuleika, No. 26

27023 – Cassolnovo (PV)

Paola.zanzola@icloud.com

Paola.zanzola@pec.it

(c) if to Nuburu, at:

44 Cook Street, Suite 100

Denver, CO 80206 (USA)

Dario.barisoni@nuburu.net

(d) if to Nuburu Subsidiary, at:

44 Cook Street, Suite 100

Denver, CO 80206 (USA)

Dario.barisoni@nuburu.net, alessandro.zamboni@nuburu.net

or sent to the address and e-mail address that each of the Parties may hereafter furnish to the other by written notice, as herein provided.

23.1.2 Any communications or notice permitted under this Agreement shall be deemed to have been validly made or given on the date on which the mail or certified email referred to in Paragraph 23.1.1 is actually received by the addressee thereof.

23.1.3 The Parties hereby designate their respective addresses for the giving of notices, as set forth in Paragraph 23.1.1, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceedings arising under this Agreement.

24. Further assurances

The Parties agree to execute, exchange and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to the purposes of this Agreement.

25. Taxes and other expenses

Except as otherwise expressly provided in other Articles or Paragraphs of this Agreement, any cost, Tax, duty or charge arising in connection herewith, or with the consummation of the transactions contemplated hereby, shall be borne and paid as follows:

(a) any capital gain Tax due as a consequence of the sale and purchase of the Transferred Quotas shall be borne and paid for by the Sellers;

(b) the Parties shall entirely pay, each as far as it is concerned, the fees, expenses and disbursements incurred in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to their respective auditors, advisers and legal counsels; and

(c) any Taxes (other than the capital gain Tax mentioned under letter (a) above), costs and expenses relating to the Acquisition (including notarial fees and stamp duties) shall be borne and paid for by the Parties.

26. Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the Laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to replace the provisions so found to be void or unenforceable.

27. Applicable Law and Disputes resolution

27.1 Applicable Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Laws of the Republic of Italy.

27.2 Competent Court

In respect of any dispute arising out of or related to this Agreement that, according to the provision of the applicable Law, cannot be deferred to arbitration, the Court of Milan (Italy) shall have the exclusive jurisdiction.